EXHIBIT 99.8a




                                 March 27, 2000



By Express Delivery


Stewart D. Gregg, Esq.
ReliaStar Life Insurance Company
Washington Square Securities, Inc.
20 Washington Avenue South
Minneapolis Minnesota, 55401


                   RE: ELECTRONIC DELIVERY OF AVIF PROSPECTUS


Dear Mr. Gregg:

         You have asked for our consent to permit ReliaStar Life Insurance Company ("LIFE COMPANY"), Washington Square Securities, Inc. ("UNDERWRITER") or their respective duly authorized agents to disseminate the prospectuses and periodic reports of certain series of AIM Variable Insurance Funds, Inc. ("AVIF") using the following electronic means: Internet, CD-ROM, and/or computer diskette (such dissemination by these electronic means is hereinafter referred to as "electronic delivery").

         As you know, pursuant to the Participation Agreement dated March 27, 2000 (the "Participation Agreement"), among LIFE COMPANY, UNDERWRITER, AVIF and A I M Distributors, Inc. ("AIM"), AVIF provides LIFE COMPANY with the current prospectus and periodic reports of its series listed on Schedule A to the Participation Agreement and any supplements thereto (collectively, "Prospectus").

         AVIF and AIM provide indemnification to LIFE COMPANY and UNDERWRITER and certain related parties pursuant to Section 12.2 of the Participation Agreement. Pursuant to these indemnification provisions, AVIF and AIM agree to indemnify for certain losses that arise out of or are based upon, among other things, material misstatements in, or material omissions from, AVIF's Prospectus.

         AVIF and AIM assume the foregoing indemnification responsibilities only insofar as they retain control of the use, form and content of the Prospectus. Therefore, AVIF and AIM consent to the electronic delivery of AVIF's Prospectus LIFE COMPANY, UNDERWRITER, or their respective agents, and agree to continue to assume the foregoing indemnification responsibilities, all subject to the following conditions:

            * Notwithstanding any provision of the Participation Agreement to the contrary, LIFE COMPANY and UNDERWRITER assume legal responsibility for the electronic delivery of the Prospectus and represent and warrant that they shall perform such electronic delivery in accordance with all applicable law. For this purpose, LIFE COMPANY and UNDERWRITER agree, without limitation,


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March 27, 2000
Page 2 of 3


            * to provide adequate notice of and access to the Prospectus, and obtain evidence of the delivery of the same, in accordance with applicable law and published positions of the Securities and Exchange Commission and its staff;

            * Notwithstanding any provision of the Participation Agreement to the contrary, LIFE COMPANY and UNDERWRITER assume legal responsibility for any changes by any person to the form or content of the Prospectus that may be made, whether purposefully or inadvertently (excluding changes made at the direction of, and in conformity with, written instructions of AVIF or AIM or their respective agents), from the version of AVIF's Prospectus provided by AVIF to LIFE COMPANY pursuant to the Participation Agreement (which may be an electronic version). For this purpose, LIFE COMPANY and UNDERWRITER agree that any version of the Prospectus that they prepare or modify to facilitate electronic delivery shall conform in all respects to the version provided to them by AVIF or AIM and that AVIF and AIM shall have no responsibility for verifying the same.

            * In addition to the indemnification they each provide to AVIF, AIM, and certain related parties pursuant to the Participation Agreement, LIFE COMPANY and UNDERWRITER each agree to indemnify and hold harmless AVIF and AIM and certain related parties specified in Section 12.1 of the Participation Agreement, to the same extent provided in Section 12.1, with respect to the foregoing conditions.

         AVIF's and AIM's consents described above relate only to the electronic delivery of the Prospectus and do not render inapplicable any provision of the Participation Agreement except as specifically noted herein. AVIF and AIM each reserve the right, in its sole discretion, to withdraw its consent.

         This Agreement shall amend the Participation Agreement to the extent described herein. Please indicate your understanding and acceptance of this Agreement by executing the enclosed copy of this letter and returning it to us.

                                       Very truly yours,

                                       AIM VARIABLE INSURANCE FUNDS, INC.


                                       By:
                                             -----------------------------------

                                       Title:
                                             -----------------------------------



                                       A I M DISTRIBUTORS, INC.


                                       By:
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                                       Title:
                                             -----------------------------------

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March 27, 2000
Page 3 of 3



Acknowledged and accepted:


RELIASTAR LIFE INSURANCE COMPANY



By:
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Title:
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WASHINGTON SQUARE SECURITIES, INC.



By:
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Title:
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April 27, 2000


VIA FEDERAL EXPRESS


Stewart D. Gregg, Esq.
ReliaStar Life Insurance Company
20 Washington Avenue South
Minneapolis, MN 55401


Re:   Notice of Assignment and Consent


Dear Mr. Gregg:


ReliaStar Life Insurance Company and AIM Variable Insurance Funds, Inc. are parties to a Participaiton Agreement dated December 14, 1999 (the "Agreement").

On May 1, 2000, AIM Variable Insurance Funds, Inc., a Maryland corporation, will be reorganized into AIM Variable insurance Funds, a Delaware business trust. AIM Variable insurance Funds will succeed to all the rights and obligations of AIM Variable Insurance Funds, Inc. This reorganization will result in a technical change of control of AIM Variable insurance Funds, Inc. and thus an assignment of the Agreement.


Such assignment requires the consent of the parties. Accordingly, AIM Variable Insurance Funds, Inc. requests that you PROVIDE YOUR CONSENT TO THE ASSIGNMENT OF THE AGREEMENT AS DESCRIBED ABOVE BY SIGNING WHERE INDICATED BELOW AND RETURNING ONE MANUALLY EXECUTED COPY OF THIS LETTER TO LAURIE HOLLIS NO LATER THAN MAY 8, 2000. THIS LETTER SHALL CONSTITUTE AN AMENDMENT TO THE AGREEMENT EFFECTIVE MAY 1, 2000.

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Thank you for your prompt attention and assistance in this matter. If you have any questions, please call Laurie Hollis at 713-214-1785.


Sincerely,


/s/ Carol F. Relihan


Carol F. Relihan
Senior Vice President



ACKNOWLEDGED AND AGREED:

By:
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Name:
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Title:
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Date:
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